Exhibit 1


[MERRILL LYNCH GRAPHIC]
Confirmation of OTC Postpaid Share Forward

Dated:          May 4, 2007                                            ML Ref:

To:             AI Chemical Investments LLC ("COUNTERPARTY")
                c/o Access Industries, Inc.
                730 Fifth Avenue
                New York, New York 10019

Attention:      Lincoln Benet
                tel: (212) 247-6400
                fax: (212) 977-8112

From:           Merrill Lynch International ("ML" and "MLI")
                tel: (212) 449-8675
                fax: (646) 805-2780

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Dear Counterparty:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLI, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the "Master Agreement" or "Agreement") as if we had executed an agreement in such form (but without any Schedule and with elections specified in the "ISDA Master Agreement" Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

     Trade                         Date: May 4, 2007

     Effective Date:               May 9, 2007; provided, however, that in
                                   the event that certain purchases of Shares by MLI as a hedge in an amount equal to the Number of Shares that are scheduled to settle on the Effective Date are not settled as a result of the presence on such Shares of restrictive legends, other than a legend providing for restrictions on transfer based under the Securities Act of 1933, as amended
                                   (the "Securities Act"), then this Transaction may be cancelled at the option of MLI. In the event of any such cancellation, each party hereto will bear such party's own expenses in connection with this Confirmation, and no party hereto or any third party will have any claim for damages of any kind against any of the other parties as a result of such cancellation. Notwithstanding the foregoing, in the event that MLI is able to replace or retain all or a portion of the hedge position for the Number of Shares on terms acceptable to MLI, MLI agrees to negotiate in good faith with Counterparty to amend or replace the terms of this Transaction in light of MLI's new hedge position, with the intention of providing to Counterparty a transaction with terms similar to those specified in this Transaction for any hedge position MLI is able to replace or retain, subject to the mutual agreement of MLI and Counterparty and payment by the Counterparty of any expenses incurred by MLI in any such negotiations.

     Seller:                       ML

     Buyer:                        Counterparty

     Shares:                       The common stock of Lyondell Chemical Company
                                   (the "Issuer")

     Number of Shares:             20,990,070 (of which 6,990,070 will be
                                   considered "Restricted Shares", as described herein)

     Initial Equity Level:         $32.1130

     VWAP Price:                   Volume weighted average price per Share on
                                   the NYSE for a Scheduled Trading Day as
                                   reported on Bloomberg Page "LYO.N <Equity>
                                   AQR" (or any successor thereto selected by the Calculation Agent)

     Forward Price:                Initial Equity Level

     Prepayment:                   Not Applicable

     Variable Obligation:          Not Applicable

     Exchange:                     NYSE

     Related Exchange(s):          All Exchanges

     Market Disruption Event:      The definition of "Market Disruption Event"
                                   in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words "at any time during the one-hour period that ends at the relevant Valuation Time" in the third line thereof with the words "at any time on any Scheduled Trading Day during the Settlement Execution Period or the period during which the Initial Equity Level is determined or" after the word "material".

     Valuation:

         Settlement Price:         If Physical Settlement is applicable, the
                                   Forward Price.

                                   If Cash Settlement or Net Physical Settlement is applicable, the average of the VWAP Prices for each Eligible Trading Day during the Settlement Execution Period, reduced (i) by the product of $0.05 and the Number of Shares (reduced, in the case of Net Physical Settlement resulting in Share delivery to Counterparty, by the Number of Shares to be Delivered) and (ii) to reflect a market discount applied to that portion of the Shares held by the Seller as a hedge in this Transaction (the "Hedge Shares") that consist of Restricted Shares. In determining the market discount applicable to the Hedge Shares described in (ii) above, the Calculation Agent will consider the status of such Hedge Shares as "restricted securities" within the meaning of Rule 144 under the Securities Act, as well as the expected remaining period during which such Shares would remain "restricted securities", based on a holding period commencing on the Effective Date.

     Eligible Trading Day:         Each Scheduled Trading Day in the Settlement
                                   Execution Period that is not a Disrupted Day;
                                   provided, however, that the Calculation Agent may determine that, based on the time of day when the event or events causing such Scheduled Trading Day to become a Disrupted
                                   Day occurred, a Disrupted Day should only be partially excluded from the definition of Eligible Trading Day, in which case the VWAP
                                   Price for such partially Eligible Trading Day shall be determined by the Calculation Agent based on market transactions in the Shares on such day effected during the portion of the Scheduled Trading Day unaffected by such event or events, and the weighting of the VWAP Prices for the relevant Scheduled
                                   Trading Days during the Settlement Execution
                                   Period shall be adjusted by the Calculation
                                   Agent for purposes of determining the
                                   Settlement Price.

     Settlement Execution Period:  The 25 Scheduled Trading Days beginning on
                                   April 7, 2008 (the "Scheduled Initiation
                                   Date"), in the event that there is no Early
                                   Settlement Election; otherwise, the 25
                                   Scheduled Trading Days beginning on the
                                   Scheduled Trading Day immediately succeeding the Early Settlement Election Day; provided, however, that in each case, in the event that any such Scheduled Trading Day is a Disrupted Day, then the Settlement Execution Period shall be extended by a number of Scheduled Trading Days equal to the number of Disrupted Days in the Settlement Execution Period; provided, further, however, that if the number of Disrupted Days equals or exceeds eight, then the Calculation Agent, in its discretion, may either (i) declare any Scheduled Trading Day beginning with the eighth Scheduled Trading Day following the date that would have been the Valuation Date but for the Disrupted Days to be the final Scheduled Trading Day of the Settlement Execution Period, determine the VWAP Price for such Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Settlement Execution Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date, in either case, as it deems appropriate to determine the Settlement Price. Notwithstanding the foregoing, if either party determines, based on its assessment of market conditions, that 25 Scheduled Trading Days is not a sufficient period of time for the scheduled Settlement Execution Period, then such party may propose in writing that the other party agree to increase such number of days, and such other party shall consider such proposal in good faith.

     Valuation Date:               If Physical Settlement is applicable,
                                   the earlier to occur of May 9, 2008 (the
                                   "Scheduled Valuation Date") and any
                                   Accelerated Valuation Date.

                                   If Cash Settlement or Net Physical Settlement is applicable, the last Scheduled Trading Day of the Settlement Execution Period.

     Accelerated Valuation Date:   If Physical Settlement is applicable, the
                                   Early Settlement Election Day.

                                   If Cash Settlement or Net Physical Settlement is applicable, then the applicable Valuation Date.

     Early Settlement
     Election Day:                 Any Exchange Business Day during the Early
                                   Settlement Election Period on which the Buyer delivers to Seller an Early Settlement Notice prior to 5:00 p.m. New York City time;
                                   provided, however, that no Early Settlement
                                   Day may occur in the first 30 days after the Effective Date unless Physical Settlement is elected.

     Early Settlement
     Election Period:              The period from and including the Effective
                                   Date to but excluding Deadline Date, unless
                                   Physical Settlement becomes the default
                                   settlement method on the Deadline Date, in which case such period shall extend to but excluding the Scheduled Valuation Date.

     Deadline Date:                The Scheduled Trading Day immediately
                                   preceding the Scheduled Initiation Date

     Early Settlement Notice:      Written notice from Buyer to Seller
                                   indicating that the notice is an "Early
                                   Settlement Notice" for the purposes of
                                   election of early settlement under this
                                   Confirmation ("Early Settlement Election") and specifying the method of settlement - i.e., Cash, Physical or Net Physical
                                   Settlement. Such notice shall be irrevocable on the part of Counterparty.

  Settlement Terms:

     Settlement Method Election:   Applicable

     Electing Party:               Buyer

     Settlement Method
     Election Date:                (i) The Deadline Date or (ii) the Early
                                   Settlement  Election Day, as the case
                                   may be.

     Default Settlement Method:    Physical  Settlement,  if  Condition to
                                   Physical  Settlement  and Net Physical
                                   Settlement is satisfied; otherwise, Cash
                                   Settlement.

     Cash Settlement Provisions:

         Forward Cash Settlement
         Amount: An amount determined by the Calculation Agent equal to the product of: a) the Number of Shares, multiplied by b) the result of: x) the Settlement
                                   Price, minus y) the Forward Price. On the Cash Settlement Payment Date, the
                                   Seller will pay Buyer the  Forward  Cash
                                   Settlement  Amount if such amount is
                                   positive, and Buyer shall pay Seller the absolute value of the Forward Cash Settlement Amount if such amount is negative.

         Cash Settlement
         Payment Date:             Three (3) Exchange Business Days following
                                   the Valuation Date.

         Settlement Currency:      USD

     Net Physical Settlement
     Provisions:

         Number of Shares to
         be Delivered:             Forward Cash Settlement Amount divided by the
                                   Settlement Price.

         Delivery Obligation:      On the Net  Physical  Settlement  Date,  the
                                   Seller will  deliver to the Buyer
                                   the Number of Shares to be Delivered if such amount is positive, and the Buyer shall deliver to the Seller the absolute value of the Number of Shares to be Delivered if such amount is negative.

         Net Physical Settlement
         Date:                     Three (3)  Exchange  Business  Days
                                   following the Valuation Date or, with respect to delivery of Restricted Shares by ML to Counterparty, as soon as reasonably practicable after the Valuation Date.


     Physical Settlement
     Provisions:

         Settlement Date:          Three (3)  Exchange  Business  Days
                                   following the Valuation Date or, with respect to delivery of Restricted Shares by ML to Counterparty, as soon as reasonably practicable after the Valuation
                                   Date.


  Additional Payment:

     Additional Payment:           On each  Quarterly  Payment Date,  the Buyer
                                   shall pay to the Seller an amount equal  to:
                                   the sum of the daily accruals over the Rate Period of the following: [(Fed Funds
                                   + Spread) X (Number of Shares X Initial
                                   Equity  Level -  Collateral  Value)  + (Fed
                                   Funds  X  Non-Cash  Collateral  Value)]  /
                                   365; provided, however, that in the event that such Rate Period overlaps with all or a part of the Settlement Execution Period
                                   (if  Cash  Settlement  or Net Physical
                                   Settlement is applicable),  the  Calculation
                                   Agent shall reduce the daily accruals over the Settlement Execution Period based on, among other factors, the number of remaining days in the Settlement Execution Period, the VWAP Prices during the Settlement
                                   Execution Period, the Number of Shares to be Delivered, if any, and the party delivering any such Shares

     Fed Funds:                    Fed Funds Target Rate as determined by
                                   the Calculation Agent in respect of each daily reset date by reference to Bloomberg
                                   Screen: FDTR <Index> (or any successor
                                   thereto)

         Spread:                   250 bps

         Rate Period:              Actual number of days from and
                                   including the prior Quarterly Payment Date, or Effective Date, as applicable, to but excluding the relevant Quarterly Payment
                                   Date.

         Quarterly Payment
         Dates: Each three-month anniversary date, if any, from the Effective Date, until the Settlement Date, the Cash Settlement
                                   Payment Date or the Net Physical Settlement
                                   Date, as the case may be (the "Final
                                   Settlement Date"), as well as the Final
                                   Settlement Date; provided, however, that in the event that any such anniversary date is not an Exchange Business Day, then the relevant Quarterly Payment Date shall be the immediately succeeding Exchange Business Day.


Dividends:

The Seller shall pay to the Buyer on each Quarterly Payment Date an amount equal to the product of: (x) the Number of Shares and (y) the Dividend Amount for the just expired Dividend Period; provided, however, that with respect to such payment in respect of any Quarterly Payment Date immediately following a Dividend Period that overlaps with all or a part of the Settlement Execution Period (if Cash Settlement or Net Physical Settlement is applicable), the Calculation Agent shall reduce such amount in the event and to the extent that any ex-dividend date occurs during the Settlement Execution Period, also taking to account, among other factors, the number of remaining days in the Settlement Execution Period, the VWAP Prices during the Settlement Execution Period, the Number of Shares to be Delivered, if any, and the party delivering any such Shares.

     Dividend Amount:              Ex Amount

     Dividend Period:              The period from and including a
                                   Quarterly Payment Date or, in the case of the first Dividend Period, the third Exchange
                                   Business Day following the Effective Date, to but excluding the next succeeding Quarterly
                                   Payment Date.

Share Adjustments:

     Method of Adjustment:         Calculation Agent Adjustment

Extraordinary Events:

     Consequences of Merger Events:

         Share-for-Share:          Calculation Agent Adjustment

         Share-for-Other:          Cancellation and Payment

         Share-for-Combined:       Component Adjustment

     Determining Party:            MLI

Tender Offer:                      Applicable

     Consequences of Tender Offers:

         Share-for-Share:          Calculation Agent Adjustment

         Share-for-Other:          Cancellation and Payment

         Share-for-Combined:       Component Adjustment

     Determining Party:            MLI

     Nationalization, Insolvency
     or Delisting:                 Cancellation and Payment; provided that in
                                   addition to the provisions of Section
                                   12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York
                                   Stock Exchange, the American Stock Exchange or NASDAQ (or their respective successors).

         Determining Party:        MLI

Calculation Agent:                 MLI

Determining Party:                 MLI

Non-Reliance:                      Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:      Applicable

Additional Acknowledgements:       Applicable

Eligible Contract Participant:     Each party  represents  to the other  party
                                   that it is an "eligible contract participant" as defined in the U.S. Commodity Exchange Act
                                   (as amended).

Governing Law:                     The  laws of the  State  of New  York
                                   (without  reference  to  choice  of law
                                   doctrine).

Collateral:

The ISDA form of Credit Support Annex (Subject to New York Law) (the "Incorporated CSA") is incorporated into this Confirmation by reference. This Confirmation, together with the Incorporated CSA, provide for security for Buyer's payment and performance obligations to Seller under this Transaction and shall constitute a "Credit Support Document" under the Agreement. For purposes of the Incorporated CSA, Exposure shall be zero, and Posted Collateral shall mean the "Eligible Collateral" transferred to Seller to satisfy Buyer's "Independent Amount" and any "Additional Independent Amount" determined as described below. Paragraph 7(i) of the Incorporated CSA is hereby amended to remove the phrase "and that failure continues for two Local Business Days".

         Independent Amount:       $168,513,529.48, to be transferred by
                                   Buyer to Seller on the Effective Date

         Eligible Collateral:      Cash or Non-Cash Collateral, with
                                   the Valuation Percentage for Cash as 100% and the Valuation Percentages for Non-Cash
                                   Collateral as set forth in Exhibit B hereto

         Non-Cash Collateral:      The debt obligations described in Exhibit B

         Leverage Factor:          (Equity Notional Amount - Collateral Value)/
                                   (Market Value X Number of Shares)

         Market Value:             Closing price per Share, as determined by the
                                   Calculation Agent

         Maximum Leverage
         Factor:                   75%

         Additional Independent
         Amount: If the Leverage Factor on any Scheduled Trading Day is greater than the Maximum Leverage Factor, an amount equal to the greater of US$20 million or the amount required to reduce the Leverage Factor to below 75%.

         Notification Time:        12:00 p.m., New York City time

         Return Amount:            In lieu of Paragraph 3(b) of the CSA, the
                                   following provision shall apply:

                                   With respect to each Scheduled Trading Day on which the Leverage Factor is less than 70%, MLI shall, if requested in writing by Counterparty no later than 1:00 p.m. New York City time on such Scheduled Trading Day, return to Counterparty, no later than 5:00 pm New York City time on the following Exchange Business Day, the Additional Independent Amounts that are then part of the Posted Collateral, but only up to the sum of (i) an amount required to increase the Leverage Factor to 70% and (ii) an additional amount valued at USD20 million. For the purposes of valuation of any Non-Cash Collateral that is to be returned, the Calculation Agent shall base such value on the Non-Cash Collateral Value at that time.

         Collateral Value:         With  respect  to a given  day,  the sum of
                                   the face value of the Cash portion of the Posted Collateral and the Non-Cash Collateral
                                   Value

         Non-Cash Collateral
         Value: With respect to a given day, the value, as determined by the Calculation Agent based on the Valuation Percentages set forth in Exhibit B, of the portion of Posted Collateral consisting of Non-Cash Collateral

Condition to Physical and
Net Physical Settlement:

         Regulatory Approval:      Prior to the  election by the Buyer of either
                                   Physical or Net Physical Settlement, (i) the
                                   Buyer shall have filed a Premerger
                                   Notification Report pursuant to the
                                   Hart-Scott-Rodino Act within the time limits required and the waiting period specified by the Act shall have expired or otherwise been terminated by the Federal Trade Commission or
                                   (ii) Buyer shall deliver to Seller an opinion of nationally recognized counsel expert in U.S. antitrust law to the effect that (i) is not required prior to Physical or Net
                                   Physical Settlement, as the case may be. If the Buyer is required to file a Premerger
                                   Notification Report, then prior to any
                                   delivery of Shares pursuant to Physical or Net Physical Settlement pursuant to this Transaction the Buyer will provide the Seller with evidence in a form acceptable to the Seller of the filing of a Premerger
                                   Notification Report with the Federal Trade
                                   Commission and, if applicable, the early termination of the waiting period specified by the Hart-Scott Rodino Act.

Status: If Cash or Net Physical Settlement is applicable, then Buyer represents and agrees that from the Trade Date to the Final Settlement Date (i) it has not been, is not and will not be an "affiliate" of the Issuer, as such term is defined in Rule 144 under the Securities Act, and (ii) it has not been and will not be subject to the reporting requirements and substantive provisions of
                                   Section 16 of the Securities Exchange Act of
                                   1934, as amended (the "Exchange Act"). Buyer will advise MLI one Scheduled Trading Day prior to becoming unable to elect Cash or Net Physical Settlement.

Representations of
Buyer: In addition to the acknowledgments and agreements contained in Article 13 of the Equity Definitions, Counterparty represents that it (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (c) is entering into the Transaction for a bona fide business purpose.

                                   The Buyer has no knowledge of any non-public material information regarding the Issuer or the Shares.

                                   The Buyer has complied and will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Exchange Act, if any.

                                   The Buyer is not and, after giving effect to the transactions contemplated hereby, will not be, required to register as an "investment company", as such term is defined in the Investment Company Act of 1940.

                                   The Buyer and the Seller each agree and
                                   acknowledge that any and all decisions with respect to acquiring, holding, voting or disposing of any Shares (including Shares held by the Seller as a hedge position) that may be owned by each of them shall be at the sole discretion of such owner without collaboration, cooperation or consultation with the other party.

Representations of each of Buyer and Seller:

                                   It is an "accredited investor (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and is able to bear the economic risk of the Transaction.

                                   It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Agreements:                        Notwithstanding Section 9.11 of the Equity
                                   Definitions, the Buyer acknowledges and
                                   agrees that in connection with Physical or Net Physical Settlement the Seller may deliver Restricted Shares that are
                                   "restricted securities" as defined in Rule
                                   144 under the Securities Act.

Additional Termination Event:      An Additional  Termination Event shall occur
                                   where Buyer is the sole Affected Party if the VWAP Price of the Shares on any Scheduled
                                   Trading Day prior to the applicable
                                   settlement date is less than 50% of the
                                   Initial Equity Level; provided, however, that in the event that Buyer so notifies Seller in writing within one Exchange Business Day of Seller's designation of an Early Termination
                                   Date in respect of such Additional
                                   Termination Event, Buyer may elect to settle the Transaction as if the date of Buyer's written notice to Seller were the Valuation
                                   Date and Physical Settlement were applicable.

Transfer:                          Neither  party may  transfer  its  rights  or
                                   obligations under this Transaction except in accordance with Section 7 of the Master
                                   Agreement; provided however that ML may
                                   assign its rights and delegate its
                                   obligations hereunder, in whole or in part, to any affiliate (an "Assignee") of Merrill
                                   Lynch & Co., Inc. ("ML&Co."), effective (the
                                   "Transfer Effective Date") upon delivery to Counterparty of (a) an executed acceptance and assumption by the Assignee (an
                                   "Assumption") of the transferred obligations of ML under this Transaction (the
                                   "Transferred Obligations"); (b) and an
                                   executed guarantee (the "Guarantee") of
                                   ML&Co. of the Transferred Obligations. On the
                                   Transfer Effective Date, (a) ML shall be released from all obligations and liabilities arising under the Transferred Obligations;
                                   and (b) the Transferred Obligations shall cease to be a Transaction(s) under the Agreement and shall be deemed to be a Transaction(s) under the ISDA Master
                                   Agreement between Assignee and Counterparty, provided that, if at such time Assignee and Counterparty have not entered into a ISDA
                                   Master Agreement, Assignee and Counterparty shall be deemed to have entered into an ISDA form of Master Agreement (Multicurrency-Cross
                                   Border) without any Schedule attached
                                   thereto, provided such transfer will not create an Event of Default or Termination
                                   Event.

Indemnification:                   Counterparty agrees to indemnify MLI, its
                                   Affiliates and their respective directors, officers, agents and controlling parties (MLI and each such person being an "Indemnified
                                   Party") from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject because of the untruth of any representation by Counterparty or a breach by Counterparty of any agreement or covenant under this Confirmation, in the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.


ISDA Master Agreement:
----------------------

With respect to the Agreement, ML and Counterparty each agree as follows:

"Specified Entity" means in relation to ML and in relation to Counterparty for purposes of this Transaction: Not applicable.

"Specified Transaction" will have the meaning specified in Section 14 of the Agreement.

The "Cross Default" provisions of Section 5(a)(vi) of the Agreement will not apply to ML and will not apply to Counterparty.

The "Credit Event Upon Merger" provisions of Section 5(b)(iv) of the Agreement will not apply to ML and Counterparty.

The "Automatic Early Termination" provision of Section 6(a) of the Agreement will not apply to ML or to Counterparty.

Payments on Early Termination. For the purpose of Section 6(e) of the Agreement:
(i) Loss shall apply; and (ii) the Second Method shall apply.

"Termination Currency" means USD.

Tax Representations.

(a) Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

     (i) ML represents that it is a corporation organized under the laws of England and Wales.

     (ii) Counterparty represents that it is a limited liability company organized in the State of Delaware.

Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

     (a)  Tax forms, documents or certificates to be delivered are:

          Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

     (b)  Other documents to be delivered:

---------------------------------------------------------------------------------------------------------------------------------
Party Required to    Document Required to be Delivered                        When Required                   Covered by
Deliver Document                                                                                              Section 3(d)
                                                                                                              Representation
---------------------------------------------------------------------------------------------------------------------------------
Counterparty         Evidence of the authority and true signatures of each   Upon or before execution and      Yes
                     official or representative signing this Confirmation    delivery of this Confirmation
---------------------------------------------------------------------------------------------------------------------------------
Counterparty         Certified copy of the resolution of the Board of        Upon or before execution and      Yes
                     Directors or equivalent document authorizing the        delivery of this Confirmation
                     execution and delivery of this Confirmation and such
                     other certificates as ML shall reasonably request
---------------------------------------------------------------------------------------------------------------------------------
ML                   Guarantee of its Credit Support Provider,               Upon or before execution and      Yes
                     substantially in the form of Exhibit A attached         delivery of this Confirmation
                     hereto, together with evidence of the authority and
                     true signatures of the signatories, if applicable
---------------------------------------------------------------------------------------------------------------------------------


Addresses for Notices.  For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to ML for all purposes:

         Address:          Merrill Lynch International
                           Merrill Lynch Financial Centre
                           2 King Edward Street
                           London EC1A 1HQ
         Attention:        Manager, Fixed Income Settlements
         Facsimile No.:    44 207 995 2004
         Telephone No.:    44 207 995 3769

Additionally, a copy of all notices pursuant to Sections 5, 6, and 7 as well as any changes to Counterparty's address, telephone number or facsimile number should be sent to:

         Address:          GMI Counsel
                           Merrill Lynch World Headquarters
                           4 World Financial Center
                           New York, New York 10080
         Attention:        Global Equity Derivatives
         Facsimile No.:    (212) 449-6576
         Telephone No.:    (212) 449-6309

Address for notices or communications to Counterparty for all purposes:

         Address:          AI Chemical Investments LLC
                           c/o Access Industries, Inc.
                           730 Fifth Avenue
                           New York, New York 10019
         Attention:        Lincoln Benet
         Telephone No.:    (212) 247-6400
         Facsimile No.:    (212) 977-8112

         with a copy to:   Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, New York  10036
                           Attention:  John W. Osborn, Esq.

Notices or communications to Counterparty relating to Collateral:

         If any notice relates to Collateral, by fax and email to:

         Rich Storey
         E-mail:  rstorey@accind.com
         Fax: 212 977 8112
              212 245 1798

         Alejandro Moreno
         e-mail:  Amoreno@accind.com
         Fax: 212 977 8112

         Kaylin Cavanaugh
         e-mail: kcavanaugh@accind.com
         Fax: 212 977 8112

         Paul Kessler
         E-mail: PKessler@accind.com
         Fax: 212 977 8112

         Lincoln Benet
         E-mail:  Lbenet@accind.com
         Fax: +44 20 7908 9969

Process Agent. For the purpose of Section 13(c) of the Agreement, ML appoints as its Process Agent:

         Address:          Merrill Lynch, Pierce, Fenner & Smith Incorporated
                           222 Broadway, 16th Floor
                           New York, New York 10038
         Attention:        Litigation Department

         Counterparty does not appoint a Process Agent.

Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither ML nor Counterparty is a Multibranch Party.

Calculation Agent. The Calculation Agent is ML, whose judgments, determinations and calculations in this Transaction and any related hedging transaction between the parties shall be made in good faith and in a commercially reasonable manner.

Credit Support Document.

Counterparty:  None

ML:  Guarantee of ML & Co. in the form attached hereto as Exhibit A.

Credit Support Provider.

With respect to ML:  ML & Co.

With respect to Counterparty:  N/A.

Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of "and" at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:

     Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an "eligible contract participant" as defined in
     Section 1a(12) of the U.S. Commodity Exchange Act, as amended ("CEA"), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a "trading facility" as defined in Section 1a(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

Acknowledgements:

(a) The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(b)  The parties hereto intend for:

     (i) this Transaction to be a "securities contract" as defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), qualifying for the protections under Section 555 of the Bankruptcy Code;

     (ii) a party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code;

     (iii) all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words "on the day" in the second line thereof and substituting therefore "on the day that is three Local Business Days after the day." Section 6(d)(ii) is further modified by deleting the words "two Local Business Days" in the fourth line thereof and substituting therefore "three Local Business Days."

Amendment of Definition of Reference Market-Makers. The definition of "Reference Market-Makers" in Section 14 is hereby amended by adding in clause (a) after the word "credit" and before the word "and" the words "or to enter into transactions similar in nature to Transactions."

Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the "Recording Party") and the other party does not (the "Non-Recording Party"), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party's tape of the entire day's conversations with the Non-Recording Party's personnel available to the Non-Recording Party. The Recording Party's tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party's policy unless one party notifies the other that a particular transaction is under review and warrants further retention.

Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

MLI is regulated by the Financial Services Authority and is a member of the London Stock Exchange, the Irish Stock Exchange, Virt-x and ISMA. MLI has entered into this transaction as principal. The time of this Transaction shall be notified to the Counterparty upon request.


                      [Signatures follow on separate page]

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

MERRILL LYNCH INTERNATIONAL


By:  /s/ William Morley
    -------------------------------
    Name:   William Morley
    Title:  Authorized Signatory


Accepted and confirmed as of the date first above written,


AI CHEMICAL INVESTMENTS LLC


By:  /s/ Peter L. Thoren
    -------------------------------
    Name:  Peter L. Thoren
    Title: Manager

                                                                       EXHIBIT A
                                                                       ---------

                     GUARANTEE OF MERRILL LYNCH & CO., INC.

     FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware ("ML & Co."), hereby unconditionally guarantees to AI Chemical Investments LLC (the "Company"), the due and punctual payment of any and all amounts payable by Merrill Lynch International, a company organized under the laws of England and Wales ("MLI"), under the terms of the Confirmation of OTC Postpaid Forward between the Company and MLI, dated as of May 4, 2007 (the "Agreement"), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of MLI punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however that delay by the Company in giving such demand shall in no event affect ML & Co.'s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of MLI or otherwise, all as though such payment had not been made. This is a guarantee of payment in full, not collection.

     ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against MLI or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML & Co. covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Agreement. This Guarantee shall continue to be effective if MLI merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

     ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of MLI; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against MLI.

     ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

     This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Guarantee becomes effective concurrent with the effectiveness of the Agreement, according to its terms.

     IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

                                   MERRILL LYNCH & CO., INC.


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:
                                      Date:

                                                                       EXHIBIT B
                                                                       ---------

                              VALUATION PERCENTAGES
                             OF NON-CASH COLLATERAL


(A) Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of not more than one year: 100%

(B) Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than one year but not more than ten years: 99%

(C) Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than ten years: 98%